UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         February 14, 2013

MLIGHT TECH, INC.

(Exact name of registrant as specified in its charter)

Florida	333-169805	27-3436055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9694 Royal Palm Blvd, Coral Springs, FL	33065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	954-856-5718

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2013, the Board of Directors and majority shareholder of MLight Tech, Inc. approved Articles of Amendment to our Articles of Incorporation, which will affect a 20 for one forward stock split of our issued and outstanding common stock.  In conjunction therewith, we filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Florida, which was effective time on February 27, 2013.  The forward stock split will be distributed to all shareholders of record on February 26, 2013.  No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued.  All fractional shares, which would otherwise be required to be issued as a result of the stock split, will be rounded up to the nearest whole share.  There will be no change in the par value of our common stock.

It is expected that our common stock will be quoted on the OTC Bulletin Board post split beginning at market open on February 27, 2013.  The trading symbol of our common stock on the OTC Bulletin Board will be changed to “MLGTD” on the market effective date of the name change for the 20 trading days beginning on February 27, 2013.  Thereafter, the trading symbol of our common stock will revert to “MLGT.”

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.3	Articles of Amendment to the Articles of Incorporation as filed with the Secretary of State of Florida on February 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MLIGHT TECH, INC.

Date: February 14, 2012	By: /s/ Edward Sanders
Edward Sanders